FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200
Investor Relations Contact:
ICR
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com

CARIBOU COFFEE REPORTS SECOND QUARTER 2007 RESULTS
MINNEAPOLIS, MINNESOTA, AUGUST 2, 2007. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today reported financial results for second quarter 2007 (thirteen weeks ended July 1, 2007.)
HIGHLIGHTS FOR THE SECOND QUARTER OF 2007 INCLUDE:
•	Total net sales grew 11% to $62.8 million compared to the second quarter of 2006

•	Development Agreement for Northern New Jersey executed

•	Opened 11 coffeehouses, 5 company-owned and 6 franchisee

•	“Other Sales” increased 48% compared to the second quarter of 2006
Michael Coles, Chairman and CEO commented, “During the second quarter, we made considerable progress. Not only did we deliver positive comparable coffeehouse sales gains during the period, but we also grew Other Sales by an impressive 48%, in line with our previously stated goals for the year.” Added, Mr. Coles, “We are particularly pleased to have initiated our domestic franchising program in the U.S., which will enable us to accelerate coffeehouse growth in new markets. With a domestic development agreement in place with a local area developer, consumers in the Northern New Jersey market will soon be able to savor the Caribou Coffee experience. This agreement is an important step for Caribou in the advancement of our domestic franchise program.”
SECOND QUARTER 2007 RESULTS
Total net sales increased $6.2 million, or 11%, to $62.8 million for the thirteen weeks ended July 1, 2007, from $56.6 million for the thirteen weeks ended July 2, 2006. This increase is primarily attributable to the opening of 36 net new company-owned coffeehouses during the last twelve months. “Other Sales” increased by $1.1 million, or

48% to $3.5 million for the thirteen weeks ended July 1, 2007, from $2.4 million for the thirteen weeks ended July 2, 2006. This increase was primarily driven by sales to grocery, club stores and other commercial accounts as well as product sales to franchisees (franchise locations increased from 11 at July 2, 2006 to 39 at July 1, 2007).
Comparable coffeehouse net sales increased 1% for the thirteen weeks ended July 1, 2007, compared with the same thirteen weeks in the prior year. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.
EBITDA was $2.4 million during the thirteen weeks ended July 1, 2007, compared to $3.6 million during the thirteen weeks ended July 2, 2006. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release.)
The Company’s net loss for the thirteen weeks ended July 1, 2007 was $3.9 million or ($0.20) per share compared to a net loss of $2.4 million or ($0.12) per share for the thirteen weeks ended July 2, 2006. The increase in the net loss is attributable to higher coffeehouse labor, increased marketing expenditures as well as higher occupancy and depreciation expense related to new coffeehouses.
CONFERENCE CALL
Caribou Coffee will host a conference call today, Thursday August 2, 2007, at 4:30pm Eastern Time to discuss these results. Hosting the call will be Michael Coles, Chairman of the Board and Chief Executive Officer, and George Mileusnic, Chief Financial Officer. The call will be webcast live from the Company’s website at www.cariboucoffee.com. The webcast link will be available under the investor relations section accessed thru the About Us section. If you are unable to join the call, a replay will be available beginning at 7:30pm Eastern Time on August 2, 2007 and can be accessed by dialing 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 7148647.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of July 1, 2007, Caribou Coffee had 480 coffeehouses, including 39 licensed locations. Caribou Coffee’s coffeehouses are located in 18 states and the District of Columbia, as well as in several venues outside the United States. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1,	July 2,	July 1,	July 2,
	2007	2006	2007	2006
	(Unaudited)
Coffeehouse sales	$59,331,262	$54,210,429	$117,407,226	$107,494,251
Other sales	3,516,123	2,373,564	7,292,789	5,055,954

Total net sales	62,847,385	56,583,993	124,700,015	112,550,205
Cost of sales and related occupancy costs	26,519,499	23,764,186	52,033,765	47,030,254
Operating expenses	27,021,720	23,107,034	53,009,181	46,207,890
Opening expenses	66,018	367,303	175,809	782,554
Depreciation and amortization	5,985,216	5,265,173	12,002,800	10,070,406
General and administrative expenses	7,153,341	6,239,910	13,757,563	12,341,088
Closing expense and disposal of assets	133,886	263,391	860,864	271,389

Operating loss	(4,032,295)	(2,423,004)	(7,139,967)	(4,153,376)
Other income (expense):
Other income	—	241,615	—	564,565
Interest income	45,899	133,389	79,136	320,392
Interest expense	(165,579)	(186,096)	(295,298)	(333,838)

Loss before (benefit) provision for income taxes and minority interest	(4,151,975)	(2,234,096)	(7,356,129)	(3,602,257)
(Benefit) provision for income taxes	(315,932)	135,317	(296,097)	282,356

Loss before minority interest	(3,836,043)	(2,369,413)	(7,060,032)	(3,884,613)
Minority interest	54,473	15,740	81,534	72,605

Net loss	$(3,890,516)	$(2,385,153)	$(7,141,566)	$(3,957,218)

Basic and diluted net loss per share	$(0.20)	$(0.12)	$(0.37)	$(0.21)

Basic and diluted weighted average number of shares outstanding	19,320,055	19,280,806	19,304,035	19,277,454

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 1,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$8,365,768	$14,752,269
Accounts receivable (net of allowance for doubtful accounts of $3,304 and $12,693 at July 1, 2007 and December 31, 2006)	2,419,726	1,663,139
Other receivables	1,408,098	1,769,256
Income tax receivables	151,569	—
Inventories	9,293,846	10,294,493
Prepaid expenses and other current assets	1,062,154	1,339,596

Total current assets	22,701,161	29,818,753
Property and equipment, net of accumulated depreciation and amortization	98,519,739	104,754,885
Notes receivable	40,354	48,413
Restricted cash	317,075	286,005
Other assets	1,180,636	1,399,542

Total assets	$122,758,965	$136,307,598

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,498,771	$9,681,879
Accrued compensation	6,256,906	5,676,449
Accrued expenses	6,593,959	7,518,379
Deferred revenue	6,575,408	9,002,588

Total current liabilities	25,925,044	31,879,295

Asset retirement liability	926,588	872,184
Deferred rent liability	11,080,991	11,733,473
Deferred revenue	2,910,500	2,919,000
Income tax liability	533,873	342,108
Minority interests in affiliates	148,642	159,050

Total long term liabilities	15,600,594	16,025,815
Shareholders’ equity:
Preferred stock, par value $.01, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000,000 shares authorized; 19,319,858 and 19,286,425 shares issued and outstanding at July 1, 2007 and December 31, 2006, respectively	193,199	192,864
Additional paid-in capital	122,655,671	122,153,502
Accumulated deficit	(41,615,543)	(33,943,878)

Total shareholders’ equity	81,233,327	88,402,488

Total liabilities and shareholders’ equity	$122,758,965	$136,307,598

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net loss to EBITDA.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
	(Thousands)
Net loss	$(3,891)	$(2,385)	$(7,142)	$(3,957)
Interest expense	166	186	295	334
Interest income	(46)	(133)	(79)	(320)
Depreciation and amortization(1)	6,526	5,766	13,110	11,048
Provision for income taxes	(316)	135	(296)	282

EBITDA	$2,439	$3,569	$5,888	$7,387

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reasons:
•	Coffeehouse leases are generally short-term (5-10 years) and the Company must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). Caribou Coffee opened 283 coffeehouses from the beginning of fiscal 2002 through the first twenty-six weeks of 2007. As a result, management believes that the depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the Company.
Management uses EBITDA:
•	As measurements of operating performance because it assists them in comparing the operating performance on a consistent basis as it removes the impact of items not directly resulting from the coffeehouse operations;

•	For planning purposes, including the preparation of an internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs; and (c) should not be considered alternative to net income, operating income, cash flows from operating activities or other financial information as determined under GAAP.
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